EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of May 8, 2001 (the "Effective Date") between General Binding Corporation, a Delaware corporation (the "Company"), and Dennis J. Martin (the "Executive").

1. Employment Period. The Company hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination as provided herein; provided that commencing on the first anniversary of the Effective Date and each day thereafter, the term of this Agreement shall be extended automatically for one (1) additional day, creating a new two (2) year term commencing as of each such day until such date on which either the Board of Directors of the Company (the "Board"), on behalf of the Company, or the Executive gives written notice to the other, in accordance with Section 15(b), below, that such automatic extension of the term of this Agreement shall cease, in which event, as of the effective date of such notice, the term of employment shall become a fixed two (2) year term. Any such notice shall be effective immediately upon delivery. The initial term of this Agreement, plus any extension by operation of this Section 1, shall be hereinafter referred to as the "Term."

2. Duties.

(a) Executive's Positions and Titles. During the Term, the Executive's position and title shall be President and Chief Executive Officer of the Company. He shall also be elected a director of the Company not later than the date of the Company's annual meeting of stockholders scheduled for May 23, 2001, and, upon election as a director, the Executive shall be elected to the additional office of Chairman of the Board. Provided the Executive's employment with the Company has not previously been terminated, the Executive will be nominated for election at each subsequent annual meeting of stockholders during the Term.

(b) Executive's Duties. Executive shall report directly to the Board of Directors. Throughout the Term, the Executive's duties, responsibilities and authority shall include all of the duties, responsibilities, and authority normally performed by the President and Chief Executive Officer of the Company and, upon election, the Chairman, with such additions thereto which are consistent with his position, responsibilities and authority hereunder, as the Board may, from time to time, in its discretion and acting in good faith after consultation with the Executive, adopt. The Executive's services shall be performed in the greater Chicago, Illinois, area at the Company's headquarters, and, without the Executive's consent, he shall not be transferred outside such area, other than for normal business travel.

(c) Full Time. The Executive agrees to devote the Executive's full business time to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees and manage his personal investments and affairs to the extent such activities do not materially interfere with the performance of his duties and responsibilities. After consultation with the Board or the Executive Compensation Committee thereof as to appropriateness with regard to the Executive's duties and responsibilities to the Company, the Executive may also serve on corporate boards of directors of corporations which do not directly compete with the Company. In no event will Executive invest in any business which directly competes with the Company, nor will he engage in any outside business activity of any nature, including, but not limited to, activity as a consultant, agent, partner, officer or provider of business services of any nature, directly or indirectly to a corporation or other business enterprise. Nothing in this Agreement shall be construed to prohibit the Executive from investing in up to 2% of the stock of any corporation which does not directly compete with the Company and whose stock is listed on a national securities exchange or on the Nasdaq National Market system.

3. Compensation and Benefits.

(a) Base Salary. During the Term, the Executive shall receive a base salary ("Base Salary"), paid in accordance with the normal payroll practices of the Company, at an annual rate of at least $540,000. The Base Salary shall be reviewed from time to time in accordance with the Company's policies and practices, but no less frequently than once every eighteen (18) months and may be increased, but not decreased, at any time and from time to time by action of the Board or the Executive Compensation Committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the Company hereunder.

(b) Signing Bonus. Within 21 days after execution of this Agreement by Executive, the Company shall pay to the Executive a cash payment of $1,000,000 (the "Sign-On Bonus"). The Sign-On Bonus is provided to keep the Executive whole in respect of certain compensation he will forfeit upon termination of employment with his prior employer, is not contingent on the performance of services for the Company and does not represent compensation for services rendered.

(c) Annual Bonus Programs. Commencing in 2002, the Executive shall be eligible to participate throughout the Term in such annual bonus plans and programs ("Annual Bonus Programs") as may be in effect from time to time in accordance with the Company's compensation practices and the terms and provisions of any such plans or programs as in effect from time to time; provided that the Executive's eligibility for and participation in each of the Annual Bonus Programs shall be at a level and on terms and conditions consistent with those for other senior executives of the Company. The Company shall pay to Executive on January 31, 2002, an annual bonus for 2001 equal to at least $500,000, without proration; provided that Executive's employment is not terminated by the Company for Cause or by Executive without Good Reason prior to January 31, 2002. Commencing in 2002, Executive shall have a target annual bonus under such Annual Bonus Programs equal to at least 100% of Base Salary and a maximum annual bonus equal to at least 200% of Base Salary.

(d) Equity Based Incentive Compensation.

(i) Initial Option Grant. On the Effective Date, Executive shall be awarded an initial grant of ten (10) year options ("Initial Option Grant") with respect to 500,000 shares of the common stock of the Company under the Company's 2001 Stock Option Plan for Employees (the "2001 Plan"), which Plan is subject to approval by the Company's shareholders at the 2001 Annual Meeting. The Initial Option Grant shall vest 250,000 shares on the Effective Date, 150,000 shares on the first anniversary of the Effective Date and 100,000 shares on the second anniversary of the Effective Date. The exercise price for the options shall be the Fair Market Value (as defined in the 2001 Plan) of such shares on the Effective Date. The Initial Option Grant is otherwise subject to the terms and conditions of the 2001 Plan and shall be substantially in the form of Initial Option Grant attached hereto as Exhibit A.

(ii) Participation In the Company's Stock Incentive Plans. During the Term, commencing with grants awarded during or after March 2002, the Executive shall be entitled to participate in Company's stock option plans and other stock incentive programs in a manner consistent with competitive pay practices and in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company so as to reflect the Executive's responsibilities; provided, Executive's award for 2002 shall not be less than 200,000 shares, and for each of calendar years 2003 through 2005, Executive's award shall be not less than 100,000 shares, vesting in accordance with the provisions of annual awards made to the Company's senior executive officers generally.

(e) Other Incentive Plans. During the Term, the Executive shall be eligible to participate, subject to the terms and conditions thereof, in all incentive plans and programs, including, but not limited to, such cash and deferred bonus programs as may be in effect from time to time with respect to senior executives employed by the Company so as to reflect the Executive's responsibilities.

(f) Supplemental Pension.

(i) Subject to the remainder of this Section 3(f) and to Executive's compliance with his covenants set forth in Section 10 below, the Company shall pay to the Executive an annual supplemental pension in the form of straight life annuity (the "Supplemental Pension") for the life of the Executive commencing on the first day of the month coinciding with or next following his 62nd birthday, in an amount equal to $450,000. If the Executive is married at the time the Supplemental Pension is to commence, the Executive may elect to convert the Supplemental Pension into the form of either (A) a life and 50% survivor annuity or (B) a life and 100% survivor annuity, that is the actuarial equivalent of the single life annuity amount determined under this Section 3(f).

(ii) If the Executive's employment with the Company is terminated prior to attainment of age 62, then the $450,000 amount set forth in paragraph (i) above shall be subject to adjustment as follows:

(A) If, prior to the date Executive attains age 62, Executive's employment is terminated by the Company without Cause or by resignation by Executive with Good Reason, then Executive shall be entitled to an annual Supplemental Pension benefit at age 62 in accordance with paragraph (i) above, provided the $450,000 amount set forth above shall be reduced to the fraction of such amount, the numerator of which is the number of months from the Effective Date to the Date of Termination and the denominator of which is forty-eight (48); provided, that in no event shall the fraction exceed 1.0.

(B) If Executive's employment is terminated due to resignation of Executive without Good Reason prior to age 62, then the Executive shall be entitled to a Supplemental Pension benefit at age 62 in accordance with paragraph (i) above, provided the $450,000 amount shall be reduced to a percentage of such amount based on the number of full years of employment from the Effective Date to the Date of Termination, in accordance with the following schedule:

Completed Years	Percentage
1	10%
2	20%
3	30%
4	40%
5	52%
6	64%
7	76%
8	88%
9 or more	100%

(C) If the Executive's employment is terminated due to death, then his surviving spouse, if any, shall be entitled to the pre-retirement survivor benefit described in paragraph (iii) below, provided that the Supplemental Pension upon which such survivor benefit shall be based shall be determined as if the Executive had been terminated without Cause as of the date of death.

(D) If the Executive's employment is terminated due to Disability, then the Executive shall be entitled to an annual Supplemental Pension benefit at age 62 in accordance with paragraph (i) above.

(E) If Executive's employment is terminated by the Company for Cause prior to age 62, then no Supplemental Pension shall be paid.

(iii) The Supplemental Pension benefit provided under this Section 3(f) shall include a pre-retirement spousal survivor benefit. Such survivor benefit shall be payable commencing on the date the Executive would have attained age 62, in an amount equal to the 100% survivor annuity that would have then been paid to the surviving spouse determined as if (A) the Executive had lived until his 62nd birthday and elected to convert his Supplemental Pension into a joint and 100% survivor annuity as described in paragraph (i) above, and (B) the Executive's death occurred on the first day of the month following commencement of such Supplemental Pension.

(iv) If the Executive's employment terminates prior to age 62, the Executive may elect early commencement of the Supplemental Pension, in which case the Supplemental Pension shall commence on the date elected, provided that such date shall not be earlier than Executive's 58th birthday. The Supplemental Pension shall be paid in a manner described in paragraph (i) above as elected by the Executive and shall be reduced for early commencement using the actuarial equivalent assumptions set forth in paragraph (v) below.

(v) The actuarial equivalent of any amount shall be determined in accordance with generally accepted actuarial principles using interest rate, mortality and other methods and assumptions that the Pension Benefit Guaranty Corporation ("PBGC") would use in determining the value of an immediate annuity, or if such interest rates or mortality assumptions are no longer published, such interest rates and mortality assumptions as determined in a manner as similar as practicable to that used by the PBGC prior to cessation of publication of such assumptions.

(g) Other Pension and Welfare Benefit Plans. During the Term, the Executive and the Executive's dependents, as the case may be, shall be eligible to participate in, subject to the terms and conditions thereof, all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), medical and dental, disability (including, to the extent available at standard rates, a supplemental policy such that Executive's aggregate disability benefit is not less than $30,000 per month), group and/or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of the Company as in effect from time to time with respect to senior executives employed by the Company so as to reflect the Executive's responsibilities.

(h) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive on behalf of the Company in accordance with the policies and practices of the Company as in effect from time to time, which shall include reasonable legal fees incurred by the Executive in connection with the negotiation and preparation of this Agreement.

(i) Fringe Benefits. During the Term, the Executive shall be entitled to fringe benefits at a level equal to or above those available to other senior executives of the Company in accordance with the policies of the Company as in effect from time to time with respect to senior executives employed by the Company. In addition, Executive shall receive a monthly car allowance of $1,000, and the Company shall reimburse the Executive for his costs of a club membership of his choice.

(j) Vacation. During the Term, the Executive shall be entitled to take five (5) weeks of paid vacation annually, subject to the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company.

(k) Certain Amendments. Nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits not less favorable to Executive than those provided pursuant to Sections 3(a) through 3(j).

4. Termination.

(a) Disability. The Company may terminate Executive's employment, after having established the Executive's Disability, by giving to the Executive written notice of its intention thereof effective on the ninetieth (90th) day after receipt of such notice (the "Disability Effective Date"). For purposes of this Agreement, the Executive's "Disability" shall mean a mental or physical condition which renders the Executive, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which the Executive held or the material duties to which the Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Company and the Executive (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

(b) By the Company With or Without Cause.

(i) The Company may terminate the Executive's employment with or without Cause. "Cause" shall mean (A) a material breach by Executive of those duties and responsibilities that do not differ in any material respect from Executive's duties and responsibilities during the ninety (90) day period immediately prior to termination of employment, which breach is demonstrably willful and deliberate on Executive's part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, (B) the commission by Executive of a felony or other crime involving fraud, dishonesty or moral turpitude, other than Limited Vicarious Liability or a routine traffic violation, or (C) dishonesty or willful misconduct in connection with Executive's employment.

(ii) For purposes of paragraph (i) above, "Limited Vicarious Liability" shall mean any liability which is (A) based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company and (B) provided that (I) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (II) he did not have a reasonable basis to believe that a law was being violated by such acts.

(iii) The Company may not terminate the Executive's employment for Cause unless:

(A) no fewer than thirty (30) days prior to the Date of Termination, the Company provides the Executive with written notice (the "Notice of Consideration") of its intent to consider termination of the Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

(B) after providing Notice of Consideration, the Board may, by the affirmative vote of a majority of its members (excluding for this purpose the Executive if he is a member of the Board, any other management member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading to the Notice of Consideration), suspend the Executive with pay until a final determination pursuant to this Section has been made;

(C) on a date designated in the Notice of Consideration, which date shall be at least thirty (30) days following the date the Notice of Consideration is provided, the Executive shall have the opportunity to appear before the Board, with or without legal representation, at the Executive's election, to present arguments and evidence on his own behalf; and

(D) following the presentation to the Board as provided in subparagraph (C) above or Executive's failure to appear before the Board at the date and time specified in the Notice of Consideration, the Executive may be terminated for Cause only if the Board, by the three-fourths vote of its members (excluding the Executive if he is a member of the Board, any other management member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to consider terminating the Executive for Cause), determines that the actions or inactions of the Executive specified in the Notice of Termination occurred, that such actions or inactions constitute Cause, and that the Executive's employment should accordingly be terminated for Cause.

(c) Good Reason. The Executive may terminate the Executive's employment at any time for Good Reason. "Good Reason" shall mean, without Executive's consent, (i) the assignment to Executive of any duties inconsistent in any material respect with Executive's position, authority, duties or responsibilities as contemplated hereunder, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive; (ii) any failure by the Company to comply with any of the provisions of this Agreement other than an isolated and inadvertent failure not committed in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive; (iii) Executive being required to relocate to a principal place of employment which is neither within a twenty-five (25) mile radius of Northbrook, Illinois nor within a twenty-five (25) mile radius of the Executive's current hometown of Pleasant Prairie, Wisconsin; (iv) delivery by the Company of a notice discontinuing the automatic extension feature of the Term of Executive's employment as set forth in Section 1 hereof; or (v) the failure of the Company's stockholders to approve the 2001 Plan at the next scheduled annual meeting of the stockholders, which is currently scheduled for May 23, 2001.

(d) Termination by Executive Without Good Reason. Executive may, at any time without Good Reason, by at least thirty (30) days' prior written notice, voluntarily terminate this Agreement without liability.

(e) Change in Control. A "Change in Control" shall have the meaning ascribed to such term in Appendix A attached hereto.

(f) Notice of Termination. Any termination of the Executive's employment by the Company for Disability or for or without Cause or following a Change in Control or by the Executive for or without Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 15(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) except in the event of a termination following a Change in Control, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

(g) Date of Termination. "Date of Termination" means the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), as the case may be; provided that (i) if the Executive's employment is terminated by the Company for any reason other than Cause or Disability, the Date of Termination is the date on which the Company notifies the Executive of such termination; (ii) if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (iii) if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death; and (iv) if the Executive's employment is terminated by the Executive without Good Reason, the Date of Termination is the date thirty (30) days after the giving of the Notice of Termination, unless the parties otherwise agree in writing.

5. Obligations of the Company upon Termination. Other than as specifically set forth or referenced in this Agreement, the Executive shall not be entitled to any benefits on or after the Date of Termination.

(a) Death/Disability/Cause/Other Than for Good Reason. If the Executive's employment is terminated due to death, Disability, by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive all Accrued Obligations, and the Company shall have no further obligations to the Executive under this Agreement. For purposes of this Section 5(a), the term "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (i) the Executive's full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given to the extent not theretofore paid; (ii) the amount of any bonus, incentive compensation, deferred compensation (including, without limitation, the Supplemental Pension provided in accordance with Section 3(f)) and other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid; and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive or payable to his beneficiaries as of the Date of Termination pursuant to the terms of the applicable Company plan or program to the extent not theretofore paid. For purposes of determining an Accrued Obligation under this Section 5(a), no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy. In addition, if Executive's employment with the Company is terminated due to death or Disability, the Executive shall be entitled to receive a prorated target bonus equal to the product of (i) the amount of the target bonus to which the Executive would have been entitled if he had been employed by the Company on the last day of the fiscal year that includes the Date of Termination and if the Executive had achieved his target annual goals for such fiscal year, multiplied by (ii) a fraction of which the numerator is the number of days which have elapsed in such fiscal year through the Date of Termination and the denominator is 365. Further, in the event that Executive's employment with the Company terminates due to Executive's death or Disability, all options previously granted to the Executive hereunder shall fully vest and shall be exercisable for a period extending for one (1) year from the Date of Termination (but not beyond the expiration date thereof).

(b) Without Cause/for Good Reason. Subject to Section 9 and Executive's compliance with the covenants set forth in Section 10 below, if the Executive's employment is terminated by the Company other than due to Disability or Cause, or if the Executive terminates his employment with Good Reason:

(i) The Company shall pay to the Executive a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

(A) if not theretofore paid, the Executive's Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination was given (or the Date of Termination in the absence of such Notice); and

(B) a current year bonus equal to Executive's target bonus under the Annual Bonus Programs, prorated to the Date of Termination.

(ii) The Company shall pay an amount equal to 2.0 multiplied by the sum of (A) the Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given (or the Date of Termination in the absence of such Notice), and (B) target bonus for the year in which such termination occurs. Such amount shall be paid in equal monthly installments for a period of two (2) years from the Date of Termination. During the two (2) year period of pay continuation or until the date the Executive becomes gainfully employed in a substantially similar employment position, whichever occurs first, Executive and his family shall be entitled to participate in medical and dental plans as provided by the Company to its employees generally to the same extent and on the same cost-sharing basis as if Executive's employment had continued during such period (after such period, Executive may elect to continue such benefits under the Consolidated Omnibus Budget Reconciliation Act at the Executive's expense).

(iii) Any vested options under the Initial Option Grant shall be exercisable for a period extending for two (2) years from the Date of Termination (but not beyond the expiration date thereof), and any shares granted under the Initial Option Grant which are not yet vested shall expire and no longer be exercisable as of the Date of Termination. Any options granted in 2002 or thereafter shall (continue to vest to the extent such option would vest during the two-year pay continuation period, and (B) to the extent then vested, remain exercisable until the end of such two-year pay continuation period (but not beyond the expiration date thereof).

(iv) The Company shall pay any vested benefits under the provisions of any applicable Company plan or program including, without limitation, the Supplemental Pension provided for under Section 3(f).

(v) The Company shall, promptly upon submission by the Executive of supporting documentation, pay to or reimburse the Executive any costs and expenses paid or incurred by the Executive which would have been payable under Section 3(h) if the Executive's employment had not terminated.

(c) Change in Control. Subject to Section 9 and Executive's compliance with the covenants set forth in Section 10 below, if the Executive's employment with the Company occurs in a Change in Control Termination (as defined in Section 6), the Executive shall be entitled to the benefits described in Section 6 in lieu of the benefits described in this Section 5.

6. Change in Control Termination.

(a) The Executive shall be deemed to have incurred a Change in Control Termination, if

(i) On the day of, or within twenty-four (24) months after, the occurrence of a Change in Control, as such term is defined in Appendix A; or

(ii) Prior to a Change in Control but at the request of any third party participating in or causing the Change in Control; or

(iii) Otherwise in connection with or in anticipation of a Change in Control; and

(b) Executive's termination of employment was not:

(i) On account of Executive's death or Disability;

(ii) For Cause; or

(iii) Executive's resignation other than for Good Reason.

In addition, if Executive elects to terminate his employment for any reason, or no reason at all, during a thirty (30) day period beginning on the date of the six (6) month anniversary of a Change in Control, such termination shall also be deemed to be a Change in Control Termination.

In the event of a Change in Control Termination: the Company shall pay to

(i) The Company shall pay to the Executive in a lump sum cash payment within 30 days of the Date of Termination the aggregate of

(A) if not therefore paid, the Executive's Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination was given (or the Date of Termination in absence of such Notice);

(B) a current year bonus equal the target annual bonus for Executive; and

(C) 3.0 multiplied by the sum of (I) Executive's Base Salary in effect at the date of the Change in Control Termination, or, if greater, immediately prior to the Change in Control, plus (II) Executive's target bonus for the year in which the Change in Control occurs or Executive's bonus based on actual performance for the year, whichever is greater; plus an amount equal to an annual basic and supplemental retirement plan match based on the prior two (2) calendar year's average corporate contribution rate.

(ii) During the three (3) year period following the Change in Control Termination, Executive and his family shall be entitled to continue to participate in medical and dental plans as provided by the Company to its employees generally to the same extent and on the same cost-sharing basis as if Executive's employment had continued during such period. The Company agrees that, during this period, it will maintain and provide for the aforesaid medical and dental plans or a comparable substitute therefor.

(iii) Any stock options or other equity-based awards that were outstanding immediately prior to the Change in Control Termination shall, to the extent not then vested, fully vest and become exercisable as of the date of the Change in Control Termination and Executive shall have the right to exercise any such stock option, or other exercisable equity-based award until the earlier to occur of (A) two (2) years from the date of the Change in Control Termination and (B) the expiration date of such stock option or other equity-based award as set forth in the agreement evidencing such award.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

8. No Set-Off, Payment of Fees. Except as provided herein, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. Executive and the Company agree that, in the event a dispute arises that concerns this Agreement and the Executive brings a claim against the Company, if the Executive is the prevailing party he shall be entitled to recover all of his reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in connection with the dispute. Executive shall be deemed to be the prevailing party if he is successful on any significant substantive issue in the action and achieves either a judgment in his favor or some other affirmative recovery. If the Executive brings a claim against the Company that a tribunal or arbitrator later determines to be frivolous, the Executive shall pay the Company's reasonable fees and expenses (including, without limitation, reasonable attorneys' fees). In all other cases, the parties shall bear their own expenses.

9. General Release. The Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with regard to the Executive's employment, the termination thereof during the Term, and all amounts to which the Executive shall be entitled whether during the term of employment or upon termination thereof. The Executive also acknowledges and agrees that the Executive's right to receive severance pay and other benefits pursuant to subsections (b) and (c) of Section 5 of this Agreement is contingent upon the Executive's compliance with the covenants set forth in Section 10 of this Agreement and the Executive's execution and acceptance of the terms and conditions of, and the effectiveness of the General Release of All Claims (the "Release") attached hereto as Exhibit B. If the Executive fails to comply with the covenants set forth in Section 10 within ten (10) days of Executive's receipt of written notice from the Company alleging that the Executive is breaching a covenant thereunder, or if the Executive fails to execute the Release within twenty-one (21) days of receipt of such Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under subsections (b) and (c) of Section 5 or of Section 6 of this Agreement.

10. Executive's Covenants. Executive covenants and agrees that:

(a) The confidential and proprietary information and trade secrets of the Company are among its most valuable assets and include non-public information relating to its business such as its customer and vendor lists, databases, computer programs, frameworks, models, marketing programs, sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and its marketing plans, targets its potential customers and operates its businesses and which confers an economic advantage on the Company and is not generally known in the market place. The Company has invested, and continues to invest, considerable amounts of time and money in obtaining and developing its external relationships, its data systems and databases, and all the information described in the preceding sentence (hereinafter collectively referred to as "the "Company Confidential Information"). Any misappropriation or unauthorized disclosure of the Company Confidential Information in any form would irreparably harm the Company. Executive will not, except as is necessary to carry on the business of the Company or except as the Company may otherwise consent or direct in writing, reveal, disclose, sell, use, lecture upon or publish any the Company Confidential Information. Executive's obligation under this paragraph will cease as to any information which becomes publicly known through a source other than Executive.

(b) Executive acknowledges and agrees that because of his receipt of Confidential Information and because of his importance to the Company, the Company would likely suffer irreparable harm from Executive's competing with the Company during his employment and for some period after termination of employment. Executive also acknowledges and agrees that the Company has a protectable interest in a stable workforce. Accordingly, Executive agrees that during his employment and for a period of one (1) year from Executive's last day of employment, whether or not severance is payable, Executive shall not, directly or indirectly (through another business or person), engage in the following activities or assist others in such activities, anywhere in the United States or in any other jurisdiction outside of the United States in which the Company conducts or plans to conduct its business at the time of termination of Executive's active employment with the Company:

(i) Hiring, recruiting or attempting to recruit for any person or business entity any person who reported directly to the Executive, or recruiting or attempting to recruit for any person or business entity any other person employed by the Company;

(ii) Inducing or attempting to induce any customer, vendor or supplier, or other business entity having a business relationship with the Company to cease doing business with the Company or in any way interfere with such entity's relationship with the Company; and

(iii) Being employed by, being serving as a director, officer, owner or partner of, acting as a consultant to or providing any other services to or on behalf of, or acquiring a substantial interest in, any person who or business entity which is a Competitor of any business or planned business of the Company at the time of the termination of Executive's active employment with the Company.

The provisions of paragraph 10(b) will apply should Executive's employment be terminated by either party for any reason (including, but not limited to, resignation or retirement).

(c) For the purposes of this Agreement, "Competitor" means any business and any branch, office or operation thereof, which is in material competition with the business or planned business of the Company, including without limitation, any direct marketing or electronic commerce business engaged in the manufacture, direct or indirect distribution, sale or service of binding equipment and supplies, laminating equipment and supplies, visual communications products, paper shredders, thermal laminating film, or similar office products, or any other products or services that the Company actively engages in the production and/or sale of, or plans to actively engage in the production and/or sale of. Executive acknowledges that the Company's business is global in nature, and, accordingly, a geographic limitation will not adequately protect the Company.

(d) Executive agrees that the restrictions set forth above are necessary to prevent the use and disclosure of the Company Confidential Information and to otherwise protect the legitimate business interests of the Company. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(e) Irreparable harm would result from any breach by Executive of the provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches this Agreement, injunctive relief in favor of the Company is proper. Moreover, any award of injunctive relief shall not preclude the Company from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not made.

(f) Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach of any provision of this Agreement by the Company in any instance shall not be deemed a waiver of such provision in the future.

11. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

12. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

13. Certain Additional Payments by the Company. If, for any reason, any part or all of the amounts payable to Executive under this Agreement (or otherwise, if such amounts are in the nature of compensation paid or payable by the Company or any of its subsidiaries after there has been a Change in Control) are deemed to be "parachute payments" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor or similar provision, subject to the following provisions of this Section 13, the Company shall pay to such Executive, in addition to all other amounts that he may be entitled to receive, an amount which, after all federal, state and local taxes (of whatever kind) imposed on Executive with respect to such amount are subtracted therefrom, is equal to the excise taxes (which shall include any interest and penalties related thereto) imposed on such parachute payments pursuant to Section 4999 of the Code or any successor or similar provision. In the event the amount of parachute payments paid or payable to Executive do not exceed 330% of Executive's "base amount" determined pursuant to Section 280G of the Code, then the additional payment described in the preceding sentence shall not be paid and the amounts payable to Executive under Section 5 or Section 6 hereof shall be reduced such that no amounts paid or payable to Executive shall be deemed parachute payments subject to excise tax under Section 4999 of the Code.

14. No Violations. As a material inducement to the Company's willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company, nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.

15. Miscellaneous.

(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

General Binding Corporation
One GBC Plaza
Northbrook, Illinois 60062-4195
Attention: General Counsel

With a copy to:

General Binding Corporation
One GBC Plaza
Northbrook, Illinois 60062-4195
Attention: Chairman, Executive Compensation Committee

If to Executive:

Mr. Dennis J. Martin
11739 Lake Shore Drive
Pleasant Prairie, Wisconsin 53128

With a copy to:

Roger C. Siske
Sonnenschein Nath & Rosenthal
8000 Sears Tower
Chicago, Illinois 60606

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

(d) THIS AGREEMENT WILL BE GOVERNED UNDER THE INTERNAL LAWS OF THE STATE OF ILLINOIS. EXECUTIVE AGREES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BASED ON OR ARISING OUT OF THIS AGREEMENT, AND EXECUTIVE HEREBY: (a) SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS; (b) CONSENTS TO THE SERVICE OR PROCESS IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AGAINST EXECUTIVE; AND (c) WAIVES ANY OTHER REQUIREMENT (WHETHER IMPOSED BY STATUTE, RULE OR COURT, OR OTHERWISE) WITH RESPECT TO PERSONAL JURISDICTION, VENUE OR SERVICE OF PROCESS.

(e) If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, the provisions of this Agreement will control. This Agreement will supersede any prior agreement between Executive and the Company with respect to the subject matter contained herein and may be amended only by a writing signed by an officer of the Company.

(f) All compensation paid or provided to Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

(g) If any amounts which become due and owing under this Agreement are not paid when due and continue to be outstanding for more than fifteen (15) days after the Executive's request for the Company to pay such amounts, such payment shall accrue interest at the Company's then-current revolving credit rate, if any, or at the then-current prime rate of interest as published in the Wall Street Journal Midwest Edition plus one percent (1%).

(h) During the Term and for six (6) years after the Date of Termination (for any termination other than a termination by the Company for Cause), the Executive shall be covered under any directors and officers insurance policy maintained by the Company for its directors and officers generally. The Executive shall be indemnified by the Company as a director and officer of the Company to the maximum extent permitted by applicable law, the Company's Articles of Incorporation and its Bylaws.

(i) This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

(j) This Agreement has been approved by the Board of Directors of the Company and will remain open for the Executive's acceptance until 9:00 p.m. (C.D.T.) May 8, 2001.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date first set forth above.

EXECUTIVE:
/s/ Dennis J. Martin

COMPANY:
GENERAL BINDING CORPORATION, a Delaware corporation
By: /s/ James A. Miller Its: Chairman and Interim President and CEO

Appendix A

to Employment Agreement

"Change in Control" shall mean the first to occur of:

(a) Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) any person who, as of June 28, 2000, was the beneficial owner of 10% or more of the combined voting power of the voting securities of General Binding Corporation (the "Company"), or (ii) the Company or any subsidiary of the Company, or (iii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; and provided further that no Change in Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of more than 50% but then promptly reduces that ownership interest below 50%; or

(b) During any two (2) consecutive years (not including any period beginning prior to June 28, 2000), individuals who at the beginning of such two (2) year period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the Company; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Exhibit A to Employment Agreement
STOCK OPTION AGREEMENT

TO: Dennis J. Martin
OPTION DATE: May 8, 2001
EXPIRATION DATE: May 7, 2011

In order to provide additional incentive through stock ownership for key employees of General Binding Corporation and Subsidiaries ("GBC" or the "Company") you are hereby granted an Option by GBC, effective as of the Option Date, to purchase 500,000 shares of GBC Common Stock at a price per share of $7.46, which is one hundred percent (100%) of the Fair Market Value of GBC Common Stock on the Option Date, subject to the terms and conditions set forth in the General Binding Corporation 2001 Stock Option Plan for Employees ("Plan").

Except as hereinafter provided, with respect to the Option granted hereunder, vesting shall occur at a rate of fifty percent (50%) of the shares as of the Option Date described above, an additional 30% of the shares beginning on the first anniversary of the Option Date described above, and the final 20% of the shares on the second anniversary of the Option Date, provided you remain an employee of GBC.

The Option is exercisable at any time after the Option Date, in whole or in part, but only if all of the following conditions are met at the time of exercise:

(i) the Option, or part thereof, is vested as described herein;

(ii) the date of exercise is on or before the Expiration Date set forth above;

(iii) you are an employee of GBC, or if you are no longer an employee, the date of exercise is in accordance with this Agreement; and

(iv) the Plan has been approved by the stockholders of GBC.

In the event of a Change in Control of GBC as defined in the Plan, all Options subject to this Agreement shall vest 100%, whereupon all Options shall become exercisable in full from the effective date of the Change in Control.

The manner in which you may exercise this Option is by giving written notice to the Vice President, Secretary and General Counsel of GBC accompanied by either 1) a check in payment of the option price ($7.46 per share) for the number of shares of the Option being exercised as provided in the Plan, or 2) tendering a sufficient number of previously-acquired shares of GBC Common Stock with a fair market value equal (subject to adjustment for fractional shares) to the cost of the Option being exercised, or any combination of the foregoing.

The Plan provides that no Option may be exercised unless the Plan is in full compliance with all laws and regulations applicable thereto. At the present time this condition is met and GBC will endeavor to keep the Plan in compliance.

No amendment, modification, or waiver of this Option in whole or in part shall be binding unless consented to in writing by the Executive Compensation Committee of the Board, and no amendment may cause any participant to be unfavorably affected with respect to any Option already granted hereunder.

In order to exercise this Option you must be employed by GBC or its subsidiaries at the time of exercise. If you cease to be so employed, your Option will terminate on the date of termination of employment, except as provided below:

(a) If your employment is terminated by GBC without Cause or due to your resignation with Good Reason (in each case as defined in your Employment Agreement), then this Option may, to the extent exercisable at the time of your termination of employment, be exercised at any time prior to the earlier of two years after the date of termination of employment or the Expiration Date.

(b) If your employment terminates due to your Disability or death, then the Option shall become vested and exercisable in full, and may be exercised by you (or your beneficiaries) at any time prior to the earlier of one year after the date of termination of employment or the Expiration Date.

(c) If your employment is terminated due to a Change in Control Termination (as defined in that certain Executive Employment Agreement between the Company and you of even date herewith), the Options shall become vested and exercisable in full, and may be exercised by you at any time prior to the earlier of two years after the date of termination of employment or the Expiration Date.

Under current provisions of the Internal Revenue Code, when the Option is exercised by you, you will receive ordinary taxable income equal to the amount, if any, by which the fair market value on the date of exercise exceeds the Option price. In the event federal, state, or local taxes are required by law to be withheld with respect to any exercise of an Option under this Agreement, GBC shall have the authority, without your consent, to deduct or withhold, or require you to remit the GBC, an amount sufficient to satisfy such taxes. You may elect to satisfy the minimum required withholding in whole or in part by having GBC withhold shares having a Fair Market Value equal to such taxes. Any gain or loss upon a sale of the shares issued to you upon exercise of the Option will be treated as long-term or short-term capital gain or loss depending upon then existing tax laws. The basis of the shares for determining gain or loss at the time of sale will be their fair market value on the date of exercise. Tax laws may change and tax treatment must be determined in accordance with current tax laws. Company counsel should be consulted on your ability to sell your shares.

This Agreement and the Plan are not intended to qualify for treatment under the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

Please sign the copy of this Option Agreement and return it to the Vice President, Human Resources, thereby indicating your understanding of and agreement with its terms and conditions. Unless signed and returned by mail or otherwise within thirty (30) days from date of mailing or delivery to you of this Agreement, this Option may be deemed withdrawn at the option of GBC. By signing this Agreement you acknowledge receipt of a copy of the Plan. The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

GENERAL BINDING CORPORATION

By: /s/ James A. Miller
James A. Miller
Chairman

TO: Vice President, Human Resources
General Binding Corporation

I hereby agree to the terms and conditions of this Stock Option Agreement. I also hereby acknowledge receipt of a copy of the General Binding Corporation 2001 Stock Option Plan for Employees and, having read it, I hereby signify my understanding of, and my agreement with, its terms and conditions.

/s/ Dennis J. Martin
Employee

May 8, 2001
Date

EXHIBIT B

GENERAL RELEASE
OF ALL CLAIMS

1. For valuable consideration, the adequacy of which is hereby acknowledged, Dennis J. Martin ("Executive") does hereby on behalf of Executive and Executive's successors, assigns, heirs and any and all other persons claiming through Executive, if any, and each of them, forever relieve, release, and discharge General Binding Corporation (the "Company") and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to the hire, employment, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; or other benefits) or termination of Executive's employment with the Company.

2. The Company does hereby on behalf of the Company and the Company's successors, assigns, heirs and any and all other persons claiming through the Company, if any, and each of them, forever relieve, release, and discharge the Executive from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys' fees), damages, actions and causes of action, of whatever kind or nature, whether known or unknown to the Company; provided, however, that any claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys' fees), damages, actions and causes of action which arise out of the willful or intentional conduct of Executive must be known by the Company as of the date hereof to be released hereunder.

3. This release includes a release of any rights or claims Executive may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment as to individuals forty (40) years of age and older; the Older Workers Benefit Protection Act, which prohibits discrimination against older workers in all Executive benefits; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which prohibits discrimination against qualified individuals with disabilities; or any other federal, state or local laws or regulations which prohibit employment discrimination, restrict an employer's right to terminate executives, or otherwise regulate employment. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive's employment with the Company or the termination of that employment; any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act, other than claims for benefits.

4. Notwithstanding any other provision of this Agreement, this release does not apply to any rights or claims which arise after the execution of this Agreement, to any rights or claims with respect to any breach of that certain Executive Employment Agreement (the "Employment Agreement") by between Executive and the Company, to any rights or claims with respect to indemnification provided to Executive pursuant to the Company's Articles of Incorporation or its Bylaws or any indemnification agreement between the Company and Executive, to any directors and officers insurance provided to the Executive to the extent provided to other directors and officers generally, or to any rights or claims to benefits due under any Company employee benefit plan or program.

5. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall be construed in accordance with its fair meaning and in accordance with the laws of the state of Illinois, without regard to conflicts of laws principles thereof.

6. Executive is strongly encouraged to consult with an attorney before signing this Agreement. Executive acknowledges that Executive has been advised of this right to consult an attorney and Executive understands that whether to do so is Executive's decision. Executive is receiving consideration under this Agreement in addition to anything of value to which he is already entitled. Executive acknowledges that the Company has advised Executive that Executive has twenty-one (21) days in which to consider whether Executive should sign this Release and has advised Executive that if Executive signs this Release, Executive has seven (7) days following the date on which Executive signs the Release to revoke it and that the Release will not be effective until after this seven (7) day period had lapsed.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:        May 8, 2001
Executive Dennis J. Martin

                                                                                      GENERAL BINDING CORPORATION

                                                                                          By:           James A. Miller
                                                                                          Its:           Chairman